EXHIBIT 99.2


                     Joseph Wright Joins Bion's Board


NEW YORK--(BUSINESS WIRE)--May 22, 2001--Bion Environmental Technologies, Inc. ("Bion," a publicly traded company)(OTCBB:BION - news), which develops and markets innovative agricultural environmental systems and soils products, is pleased to announce that Joseph R. Wright, Jr., will join the company as a director.

Mr. Wright is a seasoned business executive who currently serves as Vice Chairman and Director of Terremark Worldwide Inc., Vice Chairman/Director of Jefferson Consulting Group, Co-Chairman/Director of Baker & Taylor Holdings and as a member of AT&T Government Markets Advisory Board. From 1989 through 1992, Mr. Wright served as Vice Chairman, Executive Vice President and Director of W.R. Grace & Company, Chairman and Director of Grace Energy Corporation and President of Grace Environmental Company. Additionally, he served extensively in the Federal Government, culminating with service as Director of the Federal Office of Management and Budget under President Reagan.

"Joe Wright's extensive management experience in public companies of national and international scope, along with his long and senior tenure with the Federal Government, will greatly strengthen our Board of Directors. We strongly believe Mr. Wright will make important contributions toward implementation of Bion's growth strategy," said David Mitchell, Bion's CEO.

From the beginning of 2000 through Mr. Wright's addition to the Board, Bion has strengthened its management and technical team with the addition of: (a) Rod Farrentino, our Director of Soil Research, formerly of Cornell University,
(b) George Bloom, our Director of Engineering, formerly Chief Engineer with the engineering firm Woodard and Curran, Inc., (c) Bart Chilton, our Senior Vice President, the immediate past Senior Policy Director for Rural Development at the USDA, and (d) Dr. James Morris, Senior Technology Advisor, who is the Principal of J.W. Morris and Associates, an environmental consulting firm. Bion designs and operates biologically based treatment systems that eliminate the negative effects (air, water and soil pollution) associated with waste produced on CAFO (Concentrated Animal Feeding Operations). The systems, which can be monitored from remote locations, convert the waste into BionSoil, a nutrient-rich, environmentally friendly, non-leaching, soil enhancement or fertilizer material while mitigating odors and cleaning the air and water associated with such operations. With offices in New York, Colorado, North Carolina and Florida, the company currently operates eighteen systems, in six states, for Smithfield Foods, Inc., and ContiGroup Companies, as well as many private clients. Inquires may be directed to David Mitchell, CEO, at 212/758-6622.

This material includes forward-looking statements based on management's current reasonable business expectations. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. The material should be read in conjunction with the Company's current annual and quarterly reports filed with the SEC, which contain discussions of currently known factors that could significantly impact the Company's future expectations.


Contact:

     Bion Environmental Technologies, Inc.
     David Mitchell, 212/758-6622